Exhibit 10.3



                          STRATEGIC ALLIANCE AGREEMENT

Comes now BOHLENDER-GRAEBENER CORPORATION (BG) and SLS INTERNATIONAL, INC. (SLS) to form a Strategic Alliance between them.

WHEREAS:

o BG and SLS are both established loudspeaker manufacturing firms concentrating on planar-magnetic speaker designs, and BG and SLS have collaborated on several projects and products to their mutual benefit;

o BG has concentrated on and is well established in the Residential and Custom Installation marketplaces and has designed its products for these marketplaces;

o SLS has concentrated on and is well established in the Professional and Commercial Installation marketplaces and has designed its proucts for these marketplaces;

o Management of BG and SLS see a strategic advantage in presenting a unified and consistent approach to presenting planar-magnetic loudspeaker products to the entire industry.

o Management of BG and SLS believe that a Stragetic Alliance will allow benefits to both companies through marketing synergies and avoidance of duplication efforts.

o Management of BG and SLS believe that such a Strategic Alliance will lay the groundwork for an anticipated merger which will benefit the owners and customers of both Corporations.

         BG is a privately held Corporation and SLS is a publicly traded Corporation. A merger of these businesses must be approached carefully and with proper counsel to best protect the interest of all stakeholders of both BG and SLS regardless of their specific situation. Therefore, this Strategic Alliance Agreement will provide a framework for the two Companies to work together toward this anticipated merger in advance of the specific final terms being decided. By this Strategic Alliance Agreement the Companies will speed adoption of planar-magnetic technology to all areas of the Audio industry without delay to the benefit of both.

TERMS OF THIS AGREEMENT

         This Strategic Alliance Agreement will be for a term of one year commencing with the date of the latest signature below, or until terminated as a consequence of the anticipated merger of the Companies as set forth above. The Strategic Alliance Agreement may be extended for any length of time after the

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first year by mutual agreement of BG and SLS. During the time the Strategic
Alliance Agreement is in force BG will work with SLS, diligently and in good faith, to consummate a merger in substantially the same form as described above.

         In consideration for making this Strategic Alliance Agreement the parties agree to the following:

o SLS will pay to BG the sum of $100,000. In the event no agreement to merge the Companies on mutually acceptable terms can be reached before termination of this Agreement, then BG will be entitled to keep the cash payment as consideration for its performance under this Strategic Alliance Agreement and as partial compensation for the various costs BG will incur in pursuing the anticipated merger and presenting it to BG's shareholders

o BG will grant to SLS exclusive sales and marketing rights to certain BG products that SLS is currently purchasing or plans to purchase from BG, which items will be set forth in an addendum to this Strategic Alliance Agreement;

o SLS will purchase from BG certain minimum quantities of various products at agreed prices and terms as set forth in an addendum to this Strategic Alliance Agreement;

o During the first 6 months of the term of this Strategic Alliance Agreement BG will not solicit any offer to purchase BG, and will not respond to any unsolicited offer without first discussing it with SLS.

         It is the intent of BG and SLS to cooperate in all areas of operation so that the contemplated final merger will occur smoothly and with a minimum of transitional difficulties. Several key areas of cooperation are listed below, but this list is not exhaustive or limiting.

PRODUCT DEVELOPMENT

         BG and SLS have developed product lines specific to their current market emphasis. It is not anticipated that any merged entity would exit any of the currently addressed market segments, so there is no intention of abandoning any current product lines. Additionally, the current market segments and product lines of BG and SLS have some amount of overlap and redundancy. As part of this Alliance BG and SLS commit to keeping each other fully informed of product development activity to ensure that all possible viable opportunities are exploited regardless of source or original intended use. Appropriate BG and SLS personnel will execute mutual non-disclosure agreements concurrently with the Strategic Alliance Agreement and will freely share and discuss product development information and progress. This Strategic Alliance Agreement will not, however, preclude either Company from pursuing patents or other protections on products or processes already applied for or otherwise under development prior to the anticipated merger.

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MANUFACTURING AND SOURCING

         In the past BG has manufactured and/or sourced parts and products for SLS. Under this Strategic Alliance Agreement BG and SLS will cooperate in material purchases and manufacturing to insure the greatest combined benefit. Products manufactured or sourced by one for the use of the other will be done at least the most favorable terms offered to any other customer (where appropriate), or in such a way that the economic benefit of the transaction is shared by both Companies. The Companies agree to facilitate working with suppliers, freight carriers, brokers and others to facilitate purchase and movement of materials and products of both companies, combining shipments and other transactions wherever possible to minimize costs.

SALES AND MARKETING

         Both Companies will continue their current Marketing plans but will fully inform the other of those plans to prevent duplication. When Marketing materials are revised the Companies will review each others material and accept constructive input to manage and maintain a consistent, focused message to the marketplace regardless of market segment addressed, but each Company will retain the right to make the final decision on its materials. While the Sales channels of the Companies do not currently overlap, the Sales channels will be made aware of the intent of this Strategic Alliance Agreement and will actively seek and report opportunities for the products of both Companies to management to allow the Company with the most appropriate products to secure the sales opportunity.

PUBLIC RELATIONS

         Upon the express approval of the Board of Directors of both BG and SLS, this Strategic Alliance Agreement will be referenced, whenever appropriate and possible, in press releases, marketing materials, product reviews, interviews and in any other communication to the public about either Company. Any such communication must be a joint communication and approved in advance by both companies.

MANAGEMENT

         Until the anticipated merger occurs each Company must be managed by its current staff. However, Management and Staff will cooperate and confer as needed to insure full implementation of the above listed Goals and to work out and


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prepare for remaining issues to insure a trouble free and smooth integration of the two Companies operations and systems at the time the anticipated merger is consummated. Both BG and SLS agree not to make any personnel changes above the V.P. the Vice President or higher organizational level without consulting the other in advance, and recognize that any such changes may be grounds for renegotiation or early termination of this Strategic Alliance Agreement.

ANTICIPATED ULTIMATE FORM OF MERGER

         While the details must be finalized, the ultimate goal which this Strategic Alliance Agreement anticipates is a merger of the Companies such that SLS will be the name of the surviving Company or a subsidiary of SLS and it's shares will remain publicly traded as they are now. Current discussions have been that SLS will pay $4.00 per share in cash to current shareholders of BG, however, the final form of the transaction has not been decided and may change to provide the greatest benefit and value to all the parties involved. In no case will any party divulge the proposed or final terms of the anticipated merger except as needed to obtain agreement from shareholders, Boards of Directors, Company management or financial backers.


Agreed:

Bohlender Graebener Corporation               SLS International


By /s/ Ed Jaeger                              By /s/ John Gott
  -----------------------------                 -------------------------
       Ed Jaeger, President                          John Gott, President

Dated: 31 March 2004                          Dated: 31 March 2004

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                   APPENDIX 1: PRODUCTS PROVIDED TO SLS BY BG


         BG will provide to SLS the following products on the terms and conditions listed. "Exclusive" shall mean that SLS will be the only customer for these products, "Non Exclusive" means that BG will sell to SLS and it's own customers, but will not sell OEM versions to any customer except SLS:

o "Acculine(TM)" brand box speakers (BG models Al, A2, A3 and Asub) will be exclusive to SLS;

o "Z Series(TM)" brand box speakers (BG models Zl, Z5, Z7 and Zsub) will be exclusive to SLS with the exception that BG will continue to sell to BG's existing, established accounts;

o "PD(TM)" series Residential in wall and in ceiling speakers will be provided on a non exclusive basis;

o "RT(TM)" series Commercial in wall and in ceiling speakers will be exclusive to SLS with the exception that BG will continue to sell to BG's existing, established accounts;

o The commercial development version of the PD-8c in-ceiling speaker will be exclusive to SLS with the exception of the job currently being bid by Ford Audio in Las Vegas, should the PD-8c speaker be selected for that job;

o Other products not specifically mentioned will be available to SLS at the best terms made available to any other customer.


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                APPENDIX 2: MINIMUM PURCHASE REQUIREMENTS BY SLS

         Concurrent with the signing of this agreement SLS will place a Purchase Order for the following items

                                 SLS     Dealer                          Total
          Item                   Cost     List      MSRP   Quantity       Cost
 Order placed 3/30/2004
    8" Commercial (each)        176.25   235.00    379.00    1,000      176,250
    RT-8c/X (pair)              150.00   200.00    329.00      500       75,000
    RT-6 (pair)                 100.00   150.00    249.99       72        7,200
    RT-6c (pair)                100.00   150.00    249.99       68        6,600
    PD-6 (pair)                 191.25   255.00    599.99       48        9,180
    PD-6c (pair)                191.25   255.00    599.99       48        9,180
    PD-LCR (each)               183.75   245.00    499.99       25        4,594
    PD-8 (pair)                 255.00   340.00    799.99       48       12,240
    PD-8c (pair)                255.00   340.00    799.99       48       12,240
    Discount on 8" Commercial                                           (20,000)

    Total Current Order                                                 292,484

In each calendar quarter for the duration of this agreement SLS will order products in quantities to be determined by market demand, but having an aggregate value based on price paid to BG of the following (in addition to the items listed above):

o  For the period 1 Jul 2004 through 30 Sep 2004: $175,000;
o  For the period 1 Oct 2004 through 31 Dec 2004: $175,000;
o  For the period 1 Jan 2005 through 31 Mar 2005: $200,000;

For subsequent quarters beyond those listed above the minimum purchase requirement to keep the agreement in force will be no greater than 150% of the actual or minimum purchase amount (whichever is greater) unless otherwise agreed to by both parties before the beginning of the period.


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                        APPENDIX 3: PAYMENTS TO BG BY SLS

         Concurrent with the signing of this agreement SLS will pay the following amounts to BG for the items ordered pursuant to Appendix 2 above, the consideration for this Agreement and for various other outstanding amounts as follows:

                  Deposit (50%) of non-stock items                 125,625.00
                  Balance of PO 112603 JG-BG
                    (adjusted for actual remaining quantity)        94,831.75
                  Duplicate Payment Invoice 12434                  (36,575.00)
                  Strategic Alliance Consideration                 100,000.00

                  Tout Cash at Signing                             283,881.75

                  Balance due on Net 30 day terms                     166,859

Thereafter payments to BG for products purchased will be made on customary commercial terms as agreed and noted on BG's invoices.


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BOHLENDER [LOGO] GRAEBENER
--------------------------
        CORPORATION


5 April 2004

SLS Loudspeakers
John Gott
3119 South Scenic Drive
Springfield, MO. 65807

         Dear John:

         Just a quick note to let you know we received the signed Strategic Alliance Agreement today. Your check is dated 2 April 2004, so will consider that the effective starting date of the Agreement.

         We look forward to a long and prosperous relationship.


         Sincerely,

                  /s/ Ed Jaeger
                  -----------------------------------
                      Ed Jaeger, President & CFO
                      Bohlender Graebener Corporation

Cc: Warren Kocmond, CEO

                                                           1780 Forrest Way
                                                           Carson City, NV 89706
                                                           ph 775 / 884.1900
                                                           fx 775 / 884.1276

                                                           info@bgcorp.com
                                                           www.bgcorp.com